Filed pursuant to Rule 424(b)(5)

Registration No. 333-223142

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	$1,000,000,000	$119,246(1)(2)

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the “Securities Act,” based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act.
(2)	Pursuant to Rule 457(p) under the Securities Act, $5,254 of filing fees with respect to unsold securities that were previously registered pursuant to the prospectus supplement, dated February 26, 2015 (No. 333-202290) filed by PPL Corporation, and all of which have been offset against the registration fee due for this offering relating to the securities offered by this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2018)

$1,000,000,000

PPL Corporation

Common Stock

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, having an aggregate offering price of up to $1,000,000,000 through J.P. Morgan Securities LLC (“J.P. Morgan”), Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citigroup”), as our agents under an ATM distribution agreement. We refer to J.P. Morgan, Barclays and Citigroup collectively as the sales agents. The distribution agreement provides that, in addition to the issuance and sale of common stock by us through the sales agents acting as sales agents or directly to the sales agents acting as principals, we also may enter into forward sale agreements, between us and an affiliate of J.P. Morgan, an affiliate of Barclays or an affiliate of Citigroup. We refer to these affiliated entities, when acting in such capacity, as forward purchasers. In connection with each such forward sale agreement, the relevant forward purchaser will, at our request, borrow from third parties and, through the relevant sales agent, sell a number of shares of our common stock equal to the number of shares of our common stock that will underlie such forward sale agreement to hedge such forward sale agreement. We refer to sales agents, when acting as agents for forward purchasers, as forward sellers. In no event will the aggregate number of shares of our common stock sold through the sales agents, each as an agent for us, as principal and as a forward seller, under the distribution agreement have an aggregate sales price in excess of $1,000,000,000. The offering of common stock pursuant to the distribution agreement will terminate upon the earlier of (1) the sale, under the distribution agreement, of shares of our common stock with an aggregate sales price of $1,000,000,000, and (2) the termination of the distribution agreement, pursuant to its terms, by either all of the sales agent or us.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to receive proceeds from the sale of shares of our common stock, subject to certain adjustments, upon future physical settlement(s) of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of such forward sale agreement. If we elect to cash settle or net share settle a forward sale agreement, we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser.

The shares of our common stock will be offered at market prices prevailing at the time of sale. We will pay each sales agent a commission equal to up to 2.0% of the sales price of all shares of our common stock sold through it as our sales agent under the distribution agreement. In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward sale price payable by the relevant forward purchaser under its forward sale agreement, a commission equal to up to 2.0% of the volume weighted average of the sales prices of all borrowed shares of our common stock sold during the applicable period by it as a forward seller.

Our common stock is listed on the New York Stock Exchange under the symbol “PPL”. The last reported sale price of our common stock on February 22, 2018 was $29.52 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement, page 2 of the accompanying prospectus, and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2017.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Barclays	Citigroup

The date of this prospectus supplement is February 23, 2018.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus to be delivered to you. Neither we nor the sales agents, the forward sellers or the forward purchasers have authorized anyone to provide you with different or additional information and you should not assume we have verified any such information and we take no responsibility for it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

Prospectus Supplement

Prospectus

As used in this prospectus supplement, the terms “we,” “our,” “us,” “the Company” and “PPL” refer to PPL Corporation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Corporation has filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell our common stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in our common stock. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and supersede that information in the accompanying prospectus.

Certain affiliates of PPL Corporation, specifically PPL Capital Funding Inc., PPL Electric Utilities Corporation, LG&E and KU LLC, Louisville Gas and Electric Company and Kentucky Utilities Company, have also registered their securities on the “shelf” registration statement referred to above. Such securities are not being offered by this prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the “Investors” page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information on PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL).

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Reports on Form 8-K	Filed on January 8, 2018 (Item 5.02 only), January 16, 2018 (Item 2.03 only) and January 18, 2018 (Item 5.02 only)
PPL Corporation’s 2017 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016)	Filed on April 5, 2017
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

Additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of this offering of common stock are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

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PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Shareowner Services

Telephone: 1-800-345-3085

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CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT

Unless otherwise specified or the context otherwise requires, references to in this prospectus supplement to:

•	“LG&E” refers to Louisville Gas & Electric Company;

•	“LKE” refers to LG&E and KU LLC; and

•	“KU” refers to Kentucky Utilities Company.

FORWARD LOOKING INFORMATION

Statements contained in or incorporated by reference into this prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors” set forth below and in the accompanying prospectus, in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2017, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	the outcome of rate cases or other cost recovery or revenue filings;

•	changes in U.S. or U.K. tax laws or regulations, including the 2017 Tax Cuts and Jobs Act;

•	effects of cyber-based intrusions or natural disasters, threatened or actual terrorism, war or other hostilities;

•	significant decreases in demand for electricity in the U.S.;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	changes in foreign currency exchange rates for British pound sterling and the related impact on unrealized gains and losses on PPL’s foreign currency economic hedges;

•	the effectiveness of our risk management programs, including foreign currency and interest rate hedging;

•	non-achievement by PPL WPD Limited and its subsidiaries (“WPD”) of performance targets set by the Office of Gas and Electricity Markets (“Ofgem”);

•

the results of the potential mid-period review in the U.K. of the current price control period, RIIO-ED1, currently being reviewed by the U.K. regulator, Ofgem, with a decision as to whether to engage in such a review and the scope thereof to be announced in the spring of 2018;

•	the effect of changes in the retail price index on WPD’s revenues and index linked debt;

•	developments related to ongoing negotiations regarding the U.K.’s intent to withdraw from European Union and any actions in response thereto;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	a material decline in the market value of PPL’s equity;

•

significant decreases in the fair value of debt and equity securities and its impact on the value of assets in defined benefit plans, and the potential cash funding requirements if fair value declines;

S-v

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial markets and economic conditions;

•	the potential impact of any unrecorded commitments and liabilities of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in the corporate credit ratings or securities analyst rankings of PPL and its securities;

•	any requirement to record impairment charges pursuant to GAAP with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gases or the physical effects of climate change;

•

continuing ability to access fuel supply for LG&E and KU, as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	changes in political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	business dispositions or acquisitions and our ability to realize expected benefits from such business transactions;

•	collective labor bargaining negotiations; and

•	the outcome of litigation against PPL and its subsidiaries.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

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SUMMARY

The following summary contains information about the offering of the common stock. It does not contain all of the information that may be important to you in making a decision to purchase the common stock. For a more complete understanding of PPL Corporation and the offering of the common stock, we urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the “Risk Factors” sections and our financial statements and the notes to those financial statements.

PPL Corporation

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is a utility holding company. Through its regulated subsidiaries, PPL Corporation delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky and generates electricity from power plants in Kentucky.

THE OFFERING

Issuer	PPL Corporation, a Pennsylvania corporation

Common stock offered by us	Shares of our common stock, having aggregate sales proceeds of up to $1,000,000,000.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of such forward sale agreement. See “Use of Proceeds” herein.

Dividend policy	We have paid quarterly cash dividends on our common stock in every year since 1946. The annual dividends declared per share in 2017 and in 2016 were $1.57 and $1.52, respectively. Future dividends, declared at the discretion of our board of directors, will be dependent upon future earnings, cash flows and other factors.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “PPL”.

Risk factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-2 of this prospectus supplement, beginning on page 2 of the accompanying prospectus and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2017.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and our common stock before making an investment in our common stock offered hereby. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017. If any of the following risks or those incorporated by reference actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common stock. As a result, you may lose all or part of your original investment. You should carefully review the information about these securities set forth in this prospectus supplement and the accompanying prospectus. As used in this section, “we,” “our,” “us,” “PPL” and the “Company” refer to PPL Corporation and not to any of its subsidiaries.

Risk Factors Relating to Our Common Stock

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Plan of Distribution (Conflicts of Interest),” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our common stock may fluctuate significantly.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced periods of extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

Settlement provisions contained in any forward sale agreement subject us to certain risks.

A forward purchaser will have the right to accelerate a forward sale agreement that it enters into with us and require us to physically settle such forward sale agreement on a date specified by such forward purchaser if:

•

in such forward purchaser’s commercially reasonable judgment, it or its affiliate is unable to hedge (or maintain a hedge of) its exposure under such forward sale agreement because (x) insufficient shares of our common stock have been made available for borrowing by securities lenders or (y) the forward purchaser or its affiliate would incur a stock borrowing cost in excess of a specified threshold;

•	we declare any dividend, issue or distribution on shares of our common stock

•	payable in cash in excess of specified amounts,

•	that constitutes an extraordinary dividend under the forward sale agreement,

•	payable in securities of another company as a result of a spinoff or similar transaction, or

•	of any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price;

•	certain ownership thresholds applicable to such forward purchaser and its affiliates are exceeded;

•

an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, a delisting of our common stock, or change in law); or

•

certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement or our insolvency (each as more fully described in each forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate any forward sale agreement and to require us to settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the applicable forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Except under the circumstances described above, we generally have the right to elect physical, cash or net share settlement under each forward sale agreement. Subject to the provisions of such forward sale agreement, delivery of our shares on any physical settlement of such forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying any forward sale agreement, we would expect the relevant forward purchaser or one of its affiliates to purchase shares of our common stock in secondary market transactions over an unwind period to:

•

return shares of our common stock to securities lenders in order to unwind such forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to such forward purchaser, in the case of net share settlement); and, if applicable,

•	in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.

If the price of our common stock at which these purchases are made is below the relevant forward sale price, such forward purchaser will pay us such difference in cash (if we cash settle) or deliver to us shares of our common stock having a market value equal to such difference (if we net share settle), subject to a fixed reduction as provided in the applicable forward sale agreement. If the price of our common stock at which these purchases are made exceeds the applicable forward sale price, we will pay such forward purchaser an amount in cash equal to such difference (if we elect to cash settle) or we will deliver to such forward purchaser a number of shares of our common stock having a market value equal to such difference (if we elect to net share settle), subject to a fixed reduction as provided in the applicable forward sale agreement. Any such difference could be significant. See “Plan of Distribution (Conflicts of Interest)—Sales Through Forward Sellers.”

In addition, the purchase of our common stock by a forward purchaser or its affiliate to unwind the forward purchaser’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash (in the case of cash settlement), or the number of shares (in the case of net share settlement), that we would owe such forward purchaser upon settlement of the applicable forward sale agreement or decrease the amount of cash (in the case of cash settlement), or the number of shares (in the case of net share settlement), that such forward purchaser would owe us upon settlement of the applicable forward sale agreement.

USE OF PROCEEDS

We intend to use the net proceeds that we receive upon the issuance or sale of shares of our common stock by us through the sales agents for general corporate purposes.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of such forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of such forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward sale price under such forward sale agreement and the number of shares of our common stock underlying such forward sale agreement, subject to the price adjustment and other provisions of such forward sale agreement. We intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes provided in the immediately preceding paragraph. If, however, we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the forward purchaser.

UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue

Service Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussions of backup withholding and FATCA below, any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our common stock, as described below.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

It is possible that we may be or become a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “nonfinancial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Payments of dividends that you receive in respect of common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold common stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs” each, an “IRA”) and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition of the shares of our common stock by an ERISA Plan with respect to which PPL, the sales agents or their respective affiliates (collectively, the “Transaction Parties”) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contain conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring shares of our common stock in reliance on these or any other exemption should carefully review the exemption to assure that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

By acceptance of shares of our common stock, each purchaser and subsequent transferee of shares of our common stock will be deemed to have represented, warranted and acknowledged that the purchase of shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws. Additionally, each purchaser and subsequent transferee of the shares of our common stock that is, or that is acquiring the shares with the assets of, an ERISA Plan will be deemed to represent, warrant and acknowledge (which representation, warrantee and acknowledgment shall be deemed repeated and reaffirmed on each day that such purchaser and subsequent transferee holds any shares of our common stock) that a fiduciary independent of the Transaction Parties (the “Fiduciary”) acting on the ERISA Plan’s behalf is, and at all times will be, responsible for its decision to invest in and hold the shares of our common stock, including in connection with the exercise of any decision to dispose of, vote or provide any consent with respect to the shares of our common stock, and that such Fiduciary: (i) is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time, (ii) in the case of an ERISA Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary, (iii) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the shares of our common stock, (iv) is a fiduciary under ERISA or Section 4975 of the Code, or both, with respect to the decision to acquire the shares of our common stock, (v) has exercised independent judgment in evaluating whether to invest the assets of the ERISA Plan in the shares of our common stock, (vi) understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the ERISA Plan’s acquisition of the shares of our common stock, (vii) understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the ERISA Plan, in connection with the ERISA Plan’s acquisition of the shares of our common stock, and (viii) confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice in connection with the ERISA Plan’s acquisition of the shares of our common stock.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our common stock.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into a distribution agreement, dated February 23, 2018, with each of the sales agents, forward sellers and forward purchasers under which we may issue and sell up to $1,000,000,000 in the aggregate of shares of our common stock from time to time through the sales agents acting as sales agents or directly to the sales agents acting as principals for the offer and sale of shares of our common stock. Further, the distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we also may deliver instructions to any sales agent specifying that such sales agent, as a forward seller, use commercially reasonable efforts to sell, from time to time, shares of our common stock borrowed by the applicable forward purchaser in connection with one or more forward sale agreements, as described below. In no event will the aggregate number of shares of our common stock sold through the sales agents, each as an agent for us, as principal and as a forward seller, under the distribution agreement have an aggregate sales price in excess of $1,000,000,000.

The sales, if any, of shares of our common stock under any sales agency agreement will be made in “at the market offerings” as defined in Rule 415 of the Securities Act, including sales made directly on The New York Stock Exchange, the existing trading market for shares of our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of our common stock may be offered and sold by such other methods, including privately negotiated transactions, as we and any sales agent agree to in writing.

We have also agreed to reimburse the sales agents, the forward sellers and the forward purchasers for their reasonable and documented out-of-pocket expenses, including substantially all fees and expenses of counsel in connection with the at-the-market program. The fees and expenses of such counsel in connection with the establishment of the at-the-market program are estimated to be approximately $100,000. These reimbursed fees and expenses are deemed to be underwriting compensation to the sales agents under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110.

In connection with the sale of our common stock as contemplated in this prospectus supplement, the sales agents and the forward purchasers may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the sales agents and the forward purchasers may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agents and the forward purchasers against certain liabilities, including liabilities under the Securities Act.

If a sales agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of common stock under the distribution agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

We estimate that the total expenses from this offering payable by us, excluding compensation payable to the sales agents under the distribution agreements, will be approximately $285,000.

We intend to report to the SEC at least quarterly (1) the number of shares of our common stock sold through the sales agents in connection with at-the-market sales as described below under “—Sales Through Sales Agents,” (2) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with the forward sale agreements as described below under “—Sales Through Forward Sellers” and (3) the net proceeds received by us and the compensation paid by us to the sales agents in connection with transactions described in clauses (1) and (2).

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon. The offering of common stock pursuant to the distribution agreement will terminate upon the earlier of (1) the sale, under the distribution agreement, of shares of our common stock with an aggregate sales price of $1,000,000,000, and (2) the termination of the distribution agreement, pursuant to its terms, by either all of the sales agents or us.

In the ordinary course of their business, certain of the sales agents and/or their affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees.

The sales agents and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Through Sales Agents

From time to time during the term of the distribution agreement, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents. Upon receipt of such instructions from us, and subject to the terms and conditions of the distribution agreement, each sales agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the amount of shares of our common stock specified in our instructions. We or the relevant sales agent may suspend the offering of shares of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of shares of our common stock will occur on the second trading day following the date on which the sales were made unless another date shall be agreed to in writing by us and the relevant sales agent. The obligation of any sales agent under the distribution agreement to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which such sales agent reserves the right to waive in its sole discretion.

We will pay each sales agent a commission equal to up to 2.0% of the sales price of all shares of our common stock sold through it as our agent under the distribution agreement.

Sales Through Forward Sellers

From time to time during the term of the distribution agreement, and subject to the terms and conditions set forth therein, we may enter into one or more forward sale agreements with a forward purchaser and deliver instructions to its sales agent, requesting that the sales agent execute sales of borrowed shares of our common stock as a forward seller in connection with the applicable forward sale agreement, and subject to the terms and conditions of the relevant sales agency agreement, the relevant forward purchaser will attempt to borrow, and such forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, such shares of our common stock on such terms to hedge such forward purchaser’s exposure under such forward sale agreement. We or the relevant forward seller may immediately suspend the offering of shares of our common stock at any time upon proper notice to the other. We expect settlement between a forward purchaser and the relevant forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares in the market, to occur on the second trading day following each date on which the sales are made unless another date shall be agreed to in writing by us and the relevant sales agent. The obligation of each forward seller under the relevant sales agency agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward sale price payable by the relevant forward purchaser under its forward sale agreement, a commission equal to up to 2.0% of the volume weighted average of the sales prices of all borrowed shares of our common stock sold during the applicable period by it as a forward seller. We refer to this commission rate as the forward selling commission.

The initial forward sale price per share under each forward sale agreement will equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume weighted average price per share at which the borrowed shares of our common stock were sold pursuant to the relevant sales agency agreement by the relevant forward seller to hedge the relevant forward purchaser’s exposure under such forward sale agreement. Thereafter, the initial forward sale price will be subject to the price adjustment provisions of the relevant forward sale agreement. If we elect to physically settle any forward sale agreement by delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the initial forward sale price per share under such forward sale agreement and the number of shares of our common stock underlying such forward sale agreement, subject to the price adjustment and other provisions of such forward sale agreement. Each forward sale agreement will provide that the initial forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread. In addition, the initial forward sale price will be subject to decrease on certain dates specified in the relevant forward sale agreement by the amount per share of quarterly dividends we currently expect to declare during the term of such forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before any issuance of shares of our common stock upon physical settlement of any forward sale agreement, such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of such forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price of such forward sale agreement. However, if we decide to physically settle any forward sale agreement, delivery of shares of our common stock on any physical settlement of such forward sale agreement will result in dilution to our earnings per share and return on equity.

Except under the circumstances described below, we have the right, in lieu of physical settlement of any forward sale agreement, to elect cash or net share settlement of such forward sale agreement. If we elect cash or net share settlement of any forward sale agreement, we would expect the relevant forward purchaser or one of its affiliates to purchase shares of our common stock in secondary market transactions over an unwind period to:

•

return shares of our common stock to securities lenders in order to unwind such forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to such forward purchaser, in the case of net share settlement); and, if applicable,

•	in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.

If the price of our common stock at which these purchases are made is below the relevant forward sale price, such forward purchaser will pay us such difference in cash (if we cash settle) or deliver to us shares of our common stock having a market value equal to such difference (if we net share settle). If the price of our common stock at which these purchases are made exceeds the applicable forward sale price, we will pay such forward purchaser an amount in cash equal to such difference (if we elect to cash settle) or we will deliver to such forward purchaser a number of shares of our common stock having a market value equal to such difference (if we elect to net share settle). Any such difference could be significant.

In addition, the purchase of our common stock by a forward purchaser or its affiliate to unwind the forward purchaser’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash (in the case of cash settlement), or the number of shares (in the case of net share settlement), that we would owe such forward purchaser upon settlement of the applicable forward sale agreement or decrease the amount of cash (in the case of cash settlement), or the number of shares (in the case of net share settlement), that such forward purchaser would owe us upon settlement of the applicable forward sale agreement.

A forward purchaser will have the right to accelerate the forward sale agreement that it enters into with us and require us to physically settle such forward sale agreement on a date specified by such forward purchaser if:

•

in such forward purchaser’s commercially reasonable judgment, it or its affiliate is unable to hedge (or maintain a hedge of) its exposure under such forward sale agreement because (x) insufficient shares of our common stock have been made available for borrowing by securities lenders or (y) the forward purchaser or its affiliate would incur a stock borrowing cost in excess of a specified threshold;

•	we declare any dividend, issue or distribution on shares of our common stock

•	payable in cash in excess of specified amounts,

•	that constitutes an extraordinary dividend under the forward sale agreement,

•	payable in securities of another company as a result of a spinoff or similar transaction, or

•	of any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price;

•	certain ownership thresholds applicable to such forward purchaser and its affiliates are exceeded;

•

an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, a delisting of our common stock, or change in law); or

•

certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement or our insolvency (each as more fully described in each forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate any forward sale agreement and to require us to settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the applicable forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Restrictions on Sales of Similar Securities

During any period beginning on the date we deliver instructions to any of the sales agents and ending on the settlement date with respect to the sale of such shares, we have agreed not to, unless we give the sales agents prior written notice, (i) directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any equity securities or securities convertible into or exercisable, redeemable or exchangeable for shares of our common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock, in cash or otherwise. The restriction described in this paragraph does not apply to:

•

sales of shares of our common stock we offer or sell pursuant to the distribution agreement (including sales of borrowed shares of our common stock by the forward sellers in connection with any forward sale agreement);

•

the issuance by us of shares of our common stock pursuant to, or the grant of options under our stock option, employee benefit or dividend reinvestment plans (as described in this prospectus supplement, the accompanying prospectus and any free writing prospectus), or the filing of a registration statement with the Commission relating to the offering of any shares of our common stock issued or reserved for issuance under such plans; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the repurchase of shares of our common stock, provided that such plan does not provide for the repurchase of our common stock during the Delivery Period.

No Public Offering Outside of the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation, or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State an offer of our shares of common stock may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant sales agent or agents nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our shares of common stock shall require us or any sales agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measures implementing the Prospectus Directive in that Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement has been prepared on the basis that any offer of the shares of our common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the shares of our common stock. Accordingly, any person making or intending to make any offer in that Relevant Member State of the shares of our common stock which are the subject of the transactions contemplated by this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the sales agents to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the sales agents have authorized, or hereby authorize, the making of any offer of the shares of our common stock in circumstances in which an obligation arises for us or any of the sales agents to publish a prospectus for such offer.

United Kingdom

Each sales agent has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the offer of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus supplement is being distributed only to and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) investment professionals falling within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (ii) high net worth entities, and other persons to whom it may be lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Conflicts of Interest

The forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because an affiliate of J.P. Morgan, an affiliate of Barclays or an affiliate of Citigroup is expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under FINRA Rule 5121. As a result, such sales agents would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such sales agents would not be permitted to sell to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

EXPERTS

The consolidated financial statements of PPL Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017 and December 31, 2016 including schedules appearing therein, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2017 and December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of PPL Corporation for the year ended December 31, 2015 (and related schedule) appearing in PPL Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for PPL Corporation by Simpson Thacher & Bartlett LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Corporation. Certain legal matters in connection with this offering will be passed upon for the sales agents by Sullivan & Cromwell LLP, New York, New York. Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. Paine will rely on the opinion of Simpson Thacher & Bartlett LLP.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 2.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•	stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•	LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•	KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2017, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially and adversely from the forward-looking statements:

•	the outcome of rate cases or other cost recovery or revenue filings;

•	changes in U.S. or U.K. tax laws or regulations, including the 2017 Tax Cuts and Jobs Act;

•	effects of cyber-based intrusions or natural disasters, threatened or actual terrorism, war or other hostilities;

•	significant decreases in demand for electricity in the U.S.;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	changes in foreign currency exchange rates for British pound sterling and the related impact on unrealized gains and losses on PPL’s foreign currency economic hedges;

•	the effectiveness of our risk management programs, including foreign currency and interest rate hedging;

•	non-achievement by PPL WPD Limited and its subsidiaries (“WPD”) of performance targets set by the Office of Gas and Electricity Markets (“Ofgem”);

•	the results of the potential mid-period review in the U.K. of the current price control period, RIIO-ED1, currently being reviewed by the U.K. regulator, Ofgem, with a decision as to whether to engage in such a review and the scope thereof to be announced in the spring of 2018;

•	the effect of changes in the retail price index on WPD’s revenues and index linked debt;

•	developments related to ongoing negotiations regarding the U.K.’s intent to withdraw from European Union and any actions in response thereto;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	a material decline in the market value of PPL’s equity;

•	significant decreases in the fair value of debt and equity securities and its impact on the value of assets in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial markets and economic conditions;

•	the potential impact of any unrecorded commitments and liabilities of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in the corporate credit ratings or securities analyst rankings of PPL and its securities;

•	any requirement to record impairment charges pursuant to GAAP with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gases or the physical effects of climate change;

•	continuing ability to access fuel supply for LG&E and KU, as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	changes in political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	business dispositions or acquisitions and our ability to realize expected benefits from such business transactions;

•	collective labor bargaining negotiations; and

•	the outcome of litigation against PPL and its subsidiaries.

Any such forward-looking statements should be considered in light of these important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, we undertake no obligation to update the information contained in the statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is a utility holding company. Through its regulated subsidiaries, PPL Corporation delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky and generates electricity from power plants in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

U.K. Regulated

The U.K. Regulated segment consists primarily of electricity distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2017, PPL Global, LLC delivered electricity to approximately 7.9 million end-users in the United Kingdom. PPL Global, LLC is a wholly owned, indirect subsidiary of PPL Corporation.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers and provided natural gas service to approximately 326,000 customers in Kentucky, and KU delivered electricity to approximately 556,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electricity delivery operations of PPL Electric. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

PPL Corporation’s subsidiaries, including PPL Electric, LKE, LG&E and KU, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in a 10,000 square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the Pennsylvania Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of PPL Corporation and a holding company that owns regulated utility operations through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electricity. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain separate corporate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and in Tennessee under the KU name. LKE, formed in 2003, is the successor to a Kentucky entity formed in 1989.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky.

As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 326,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee.

As of December 31, 2017, KU provided electric service to approximately 525,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, and three customers in Tennessee, covering approximately 4,800 non-contiguous square miles. As of December 31, 2017, KU also sold wholesale electricity to 10 municipalities in Kentucky under load following contracts. In Virginia, KU operates under the name Old Dominion Power Company.

KU is subject to regulation as a public utility by the KPSC and the Virginia State Corporation Commission, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of KU are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015 (b)	2014 (b)	2013 (b)
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	3.8	2.8	2.8	2.4

(a)	See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.
(b)	Reflects PPL Corporation’s former supply segment as discontinued operations. The supply segment substantially represented the operations of PPL Corporation’s former subsidiary PPL Energy Supply, LLC, which was spun off on June 1, 2015.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.8	4.9	4.0	4.2	3.7

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.1	4.1	4.2	4.2	4.6

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.5	5.3	5.9	6.3	8.1

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.2	5.3	5.3	5.4	5.9

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investors” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation and PPL Electric, as applicable, can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
PPL Corporation’s 2017 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016)	Filed on April 5, 2017

Current Reports on Form 8-K	Filed on January 8, 2018 (Item 5.02 only), January 16, 2018 (Item 2.03 only) and January 18, 2018 (Item 5.02 only)

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

Additional documents that PPL Corporation, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities

because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company, and the related financial statement schedules, as of and for the years ended December 31, 2017 and December 31, 2016 incorporated in this prospectus by reference from such companies’ Annual Reports on Form 10-K for the year ended December 31, 2017, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company for the year ended December 31, 2015 (including schedules) appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, Simpson Thacher & Bartlett LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding and PPL Electric. Pillsbury Winthrop Shaw Pittman LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Pillsbury Winthrop Shaw Pittman LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia.